Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

On December 13, 2013, Immunoclin Corporation (formerly Pharma Investing News, Inc.) (the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ or ‘‘us’’) completed the acquisition of Immunoclin Limited, and England and Wales company (‘‘IML’’). The accompanying unaudited pro forma condensed consolidated combined balance sheet as of November 30, 2013 presents our historical financial position combined with Immunoclin as if the acquisition and the financing for the acquisition had occurred on November 30, 2013. The accompanying unaudited pro forma condensed consolidated combined statements of operations for the nine months ended November 30, present the combined results of our operations with Immunoclin as if the acquisition had occurred on March 1, 2013. The historical unaudited pro forma condensed consolidated financial information includes adjustments that are directly attributable to the acquisition, factually supportable and with respect to the statement of operations are expected to have a continuing effect on our combined results. The unaudited pro forma condensed consolidated combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies that may result from the acquisition. The unaudited pro forma condensed consolidated combined financial information and related notes are being provided for illustrative purposes only and are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition at the dates indicated nor are they necessarily indicative of the combined company’s future financial position or operating results of the combined company. We prepared the unaudited pro forma condensed consolidated combined financial information pursuant to Regulation S-X Article 11. Accordingly, our cost to acquire Immunoclin of approximately $19.76 million has been allocated to the assets acquired and liabilities assumed according to their estimated fair values at the date of acquisition. The preliminary estimates of fair values are reflected in the accompanying unaudited pro forma condensed consolidated combined financial information. The final determination of these fair values will be completed as soon as possible but no later than one year from the acquisition date. The final valuation will be based on the actual fair values of assets acquired and liabilities assumed at the acquisition date. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein. Any excess of the purchase price over the estimated fair value of the net assets acquired will be reported to goodwill. As current accurate information is not available, the Company must wait until the completion of the audit of Immunoclin Limited (acquired company) and file an amendment to this Form 8-K to include audited financial statements presenting consolidated and combined prior year balance sheets, statements of operations, statements of cash flows and notes to the financial information for the combined companies with auditor consent.

IMMUNOCLIN CORPORATION Unaudited Pro Forma Condensed Combined Balance Sheet November 30, 2013
	IMC (Parent)	IML (Sub)	Reclass Adjustments (A)	Pro Forma Adjustments		Pro Forma Combined
	$	$	$	$		$
Current Assets:
Cash and cash equivalents	-	84,593	12,397	-		96,990
Accounts receivable, net	-	57,195	-	-		57,195
Prepaid expenses	549,397	-	-	-		549,397
Due from related parties	-	180,613	(180,613)	-		-
Total current assets	549,397	322,400	(168,216)	-		703,582
Property and equipment, net	-	(14,178)	-	14,178	(a)	-
Intangible assets, net	-	378,175	(378,175)	19,755,000	(b)	19,755,000
Total Assets	549,397	686,397	(546,391)	14,178		20,458,582

Current liabilities:
Accounts payable	14,241	81,489	-	-		95,730
Accrued expenses	-	968,124	(165,663)	-		802,461
Due to related parties	-	2,553	(2,553)	-		0
Notes payable	75,059	-	-	-		75,059
Total current liabilities and total liabilities	89,300	1,052,167	(168,216)	-		973,251
Commitment and contingencies
Equity:
Common stock	10,361	-	-	10,000	(b)	20,361
Additional paid-in-capital	716,417	-	-	19,745,000	(b)	20,461,417
(Accumulated deficit) retained earnings	(266,681)	(371,749)	(378,175)	(3,898)	(a),(d)	(1,020,504)
Total Immunoclin Limited stockholder's equity	-	16,260	-	(16,260)	(c)	-
Accumulated other comprehensive loss, net of tax	-	-	-	24,057	(d)	24,057
Total Equity (Deficit)	460,097	(355,489)	(378,175)	20,003,899		19,730,331
Total liabilities and equity	549,397	696,678	(546,391)	20,003,899		20,458,582

(A) reclassify petty cash accruals to accrued expenses; reclassify patents to R&D expense; reclassify related party to offset accrued expenses

(a) adjustment to property and equipment depreciation so as not to exceed FMV of PP&E.

(b) allocation of purchase price to intangibles.

(c) eliminate Immunoclin Limited share capital on consolidation.

(d) accumulated other comprehensive income from currency translation adjustments.

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IMMUNOCLIN CORPORATION UNAUDITED PRO FORM CONDENSED COMBINED STATEMENT OF OPERATIONS For the Nine Months Ended November 30, 2013
	IMC (Parent)	IML (Sub)	Reclass Adjustments (A)	Pro Forma Adjustments	Pro Forma Combined
	$	$	$	$	$
Total revenues	-	98,984	-	-	98,984
Consulting fees	150,603	-	-	-	150,603
General and administrative	4,219	69,234	-	-	73,453
Professional fees	20,751	76,060	-	-	96,811
Research and development	-	-	378,175	-	378,175
Total operating expenses	-	-	-	-	-
Net loss before other income	(175,573)	(46,310)	(378,175)	-	(600,058)
Interest income (expense)	(72)	(3,436)	-	-	(3,508)
Net income (loss)	(175,645)	(49,746)	(378,175)	-	(603,566)

(A) reclassify patent expenses booked to intangibles to R&D expense.

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